Exhibit 10.21

February 6, 2017

Johnson Huang

Private and confidential

Dear Johnson,

Congratulations!

With the approval of the Board, I am pleased to inform you that you are appointed General Manager, KFC, Yum China, effective February 8, 2017. In your new role, you will report to Joey Wat, President and Chief Operating Officer.

In connection with this appointment, the following compensation package will apply to you.

−	Your base salary is increased to USD 400,000 per annum, payable in arrears of 12 equal monthly payments.
−	Your Bonus target pay is increased to 65% of USD 400,000 your new base salary X Individual Performance Rating X Team Factor.
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You will continue to be eligible to participate in the Company's Long Term Incentive- Stock Appreciation Right (SAR) Program. Grant size and value may change from year to year. Your 2017 LTl SAR grant is USD 1,000,000 (Face Value).

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You will need to attain 20% of the Stock Ownership Guideline each year over a five-year period. You will receive further information on the Yum China Stock Ownership Guideline upon the approval of the Board.

−	There is no change to the other terms and conditions of employment.

On behalf of the Board of Directors, I would like to thank you for your contributions in the past year and look forward to your dedication & leadership in bringing the business of KFC to a new height.

Yours sincerely,

/s/ Micky Pant
Micky Pant
CEO, Yum China

c.c. Christabel Lo